EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2023 Results and Raises 2023 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for the second quarter 2023.
SECOND QUARTER 2023 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
Revenues	$4.1	$11.4
Net Income[1]	$1.4	$6.8
Consolidated Adjusted EBITDA[2]	$1.9	$5.5
Distributable Cash Flow[2]	$1.4	$4.3
2023 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2023 Previous			2023 Revised
Consolidated Adjusted EBITDA[2]	$8.2	-	$8.7	$8.3	-	$8.8
Distributable Cash Flow[2]	$5.7	-	$6.2	$5.8	-	$6.3
RECENT HIGHLIGHTS
•During the three and six months ended June 30, 2023, Cheniere generated revenues of approximately $4.1 billion and $11.4 billion, net income1 of approximately $1.4 billion and $6.8 billion, Consolidated Adjusted EBITDA2 of approximately $1.9 billion and $5.5 billion, and Distributable Cash Flow2 of approximately $1.4 billion and $4.3 billion, respectively.
•Raising full year 2023 Consolidated Adjusted EBITDA2 guidance to $8.3 billion - $8.8 billion and full year 2023 Distributable Cash Flow2 guidance to $5.8 billion - $6.3 billion.
•Pursuant to Cheniere’s comprehensive capital allocation plan, during the three and six months ended June 30, 2023, Cheniere prepaid approximately $201 million and $1.1 billion, respectively, of consolidated long-term indebtedness, repurchased an aggregate of approximately 2.3 million shares and 5.4 million shares of common stock for approximately $337 million and $788 million, respectively, and paid a quarterly dividend of $0.395 per share of common stock attributable to the first quarter 2023 on May 17, 2023.
•During the three months ended June 30, 2023, Cheniere’s subsidiaries signed new long-term contracts representing an aggregate of up to approximately 76 million tonnes of liquefied natural gas (“LNG”) with expected deliveries between 2026 and 2049:
◦In June 2023, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a long-term LNG sale and purchase agreement (“SPA”) with ENN LNG (Singapore) Pte. Ltd. (“ENN”), under which ENN has agreed to purchase approximately 1.8 million tonnes per annum (“mtpa”) of LNG from Cheniere Marketing on a free-on-board (“FOB”) basis, with early volumes beginning in 2026, ramping to 0.9 mtpa in 2027 and reaching the full 1.8 mtpa upon start of commercial operations of the first train (“Train Seven”) of the SPL Expansion Project (defined below), and extending for 20 years thereafter. Delivery of 0.9 mtpa is subject to, among other things, a positive Final Investment Decision (“FID”) with respect to Train Seven.
___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

◦In June 2023, Cheniere Marketing entered into a long-term LNG SPA with Equinor ASA (“Equinor”), under which Equinor has agreed to purchase approximately 1.75 mtpa of LNG from Cheniere Marketing on a FOB basis, with delivery of half of the volumes commencing in 2027, and delivery of the remaining half commencing at the end of this decade, with the total amount extending for 15 years thereafter. Delivery of half of the volumes is subject to, among other things, a positive FID with respect to Train Seven of the SPL Expansion Project.
◦In May 2023, Cheniere Marketing International LLP (“Cheniere Marketing International”) entered into a long-term LNG SPA with Korea Southern Power Co. Ltd (“KOSPO”), under which KOSPO has agreed to purchase approximately 0.4 mtpa of LNG from Cheniere Marketing International on a delivered ex-ship (“DES”) basis from 2027 through 2046, with a smaller annual quantity to be delivered starting in 2024. Delivery of the volumes from 2028 through 2046 is subject to, among other things, a positive FID with respect to Train Seven of the SPL Expansion Project.
•In May 2023, certain subsidiaries of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) entered the pre-filing review process with the FERC under the National Environmental Policy Act (“NEPA”) for the SPL Expansion Project (defined below), and in April 2023, executed a contract with Bechtel Energy Inc. (“Bechtel”) to provide the Front End Engineering and Design (“FEED”) for the SPL Expansion Project.
•In April 2023, certain subsidiaries of Cheniere filed an application with the U.S. Department of Energy (“DOE”) with respect to the CCL Midscale Trains 8 & 9 Project (defined below), requesting authorization to export LNG to Free-Trade Agreement (“FTA”) and non-FTA countries.

CEO COMMENT
“The outstanding financial, commercial and operational results announced today are a product of our team’s commitment to safe, efficient and strategic execution throughout the second quarter,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “In addition to the safe and successful completion of our planned maintenance turnaround at Sabine Pass, our team achieved several key milestones on construction and development across our growth projects at both sites, as well as building significant commercial momentum, all of which supports the continued growth of our market-leading LNG platform and further evidences the long-term role of our reliable, cleaner-burning LNG in the global energy mix.”
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change	2023	2022	% Change
Revenues	$4,102	$8,007	(49)%	$11,412	$15,491	(26)%
Net income (loss)[1]	$1,369	$741	85%	$6,803	$(124)	nm
Consolidated Adjusted EBITDA[2]	$1,858	$2,529	(27)%	$5,457	$5,682	(4)%
LNG exported:
Number of cargoes	149	156	(4)%	316	316	—%
Volumes (TBtu)	536	563	(5)%	1,139	1,147	(1)%
LNG volumes loaded (TBtu)	534	564	(5)%	1,136	1,149	(1)%
Net income (loss) was approximately $1.4 billion and $6.8 billion for the three and six months ended June 30, 2023, respectively, as compared to approximately $741 million and $(124) million in the corresponding 2022 periods. The favorable changes were primarily due to changes in fair value of our derivative portfolio (further described below) of approximately $782 million and $5.5 billion for the three and six months ended June 30, 2023, respectively, (before tax and non-controlling interests) as compared to $(728) million and $(4.2) billion of changes in fair value in the corresponding 2022 periods. The favorable changes were partially offset by decreased total margins per MMBtu of LNG delivered, higher provisions for income tax as well as higher net income attributable to noncontrolling interests in both periods.
Consolidated Adjusted EBITDA decreased approximately $671 million and $225 million for the three and six months ended June 30, 2023 as compared to the three and six months ended June 30, 2022, respectively. The decreases were due primarily to decreased total margins per MMBtu of LNG delivered driven by a higher proportion of volumes sold under long-term contracts, lower total volumes sold into short-term markets, and lower international gas prices in the current period. The decreases were partially offset by an increased contribution from certain portfolio optimization activities.
Substantially all derivative gains (losses) relate to the use of commodity derivative instruments indexed to international gas and LNG prices, primarily related to our long-term Integrated Production Marketing (“IPM”) agreements. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreements and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of these long-term gas supply agreements at fair value, but do not currently permit fair value recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of continued moderation of international gas price volatility and declines in international forward commodity curves during the three and six months ended June 30, 2023, we recognized $593 million and $4.6 billion, respectively, of non-cash favorable changes in fair value attributable to such positions (before tax and non-controlling interests).
Share-based compensation expenses included in net income (loss) totaled $36 million and $86 million for the three and six months ended June 30, 2023, respectively, compared to $36 million and $79 million for the three and six months ended June 30, 2022, respectively.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of June 30, 2023 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of June 30, 2023, our total consolidated available liquidity was approximately $12.7 billion. We had cash and cash equivalents of $4.5 billion, of which $1.8 billion was held by Cheniere Partners. In addition, we had restricted cash and cash equivalents of $640 million, $1.3 billion of available commitments under the Cheniere Revolving Credit Facility, $1.3 billion of available commitments under the Cheniere Corpus Christi Holdings, LLC (“CCH”) Working Capital Facility, $3.3 billion of available commitments under CCH’s term loan credit facility (the “CCH Credit Facility”), $1.0 billion of available commitments under the CQP Revolving Credit Facility (defined below), and $671 million of available commitments under the SPL Revolving Credit Facility (defined below).
Recent Key Financial Transactions and Updates
In June 2023, Cheniere Partners issued $1.4 billion aggregate principal amount of 5.95% Senior Notes due 2033 (the “2033 CQP Senior Notes”), and used the proceeds, along with cash on hand, to redeem a portion of SPL’s 5.75% Senior Secured Notes due 2024 (the “2024 SPL Senior Notes”) in July 2023.

In June 2023, Cheniere Partners entered into a $1.0 billion Senior Unsecured Revolving Credit and Guaranty Agreement (the “CQP Revolving Credit Facility”), and Sabine Pass Liquefaction, LLC (“SPL”) entered into a $1.0 billion Senior Secured Revolving Credit and Guaranty Agreement (the “SPL Revolving Credit Facility”). The CQP Revolving Credit Facility and SPL Revolving Credit Facility each refinanced and replaced the respective existing credit facilities to, among other things, extend the maturity date thereunder, reduce the rate of interest and commitment fees applicable thereunder and make certain other changes to the terms and conditions.

During the three months ended June 30, 2023, Cheniere and its subsidiaries repurchased approximately $201 million in aggregate principal amount of the 2024 SPL Senior Notes and the CCH Senior Secured Notes due 2039 in the open market with cash on hand.

LIQUEFACTION PROJECTS OVERVIEW
CCL Stage 3 Progress as of June 30, 2023:

CCL Stage 3 Project
Project Status	Under Construction
Project Completion Percentage	38.1%(1)
Expected Substantial Completion	2H 2025 - 1H 2027
(1) Engineering 63.5% complete, procurement 56.3% complete, subcontract work 47.1% complete and construction 4.9% complete.
SPL Project
Through Cheniere Partners, we operate 6 natural gas liquefaction Trains for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project consisting of up to 3 natural gas liquefaction Trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). In May 2023, certain subsidiaries of Cheniere Partners entered the pre-filing review process with respect to the SPL Expansion Project with the FERC under the NEPA, and in April 2023, executed a contract with Bechtel to provide the FEED for the SPL Expansion Project.
CCL Project
We operate 3 natural gas liquefaction Trains for a total production capacity of approximately 15 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”).
CCL Stage 3 Project
We are constructing an expansion adjacent to the CCL Project consisting of 7 midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”).
CCL Midscale Trains 8 & 9 Project
We are developing 2 midscale Trains with an expected total production capacity of approximately 3 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”) adjacent to the CCL Stage 3 Project. In March 2023, certain of our subsidiaries filed an application with the FERC for authorization to site, construct and operate the CCL Midscale Trains 8 & 9 Project under the Natural Gas Act, and in April 2023, filed an application with the DOE requesting authorization to export LNG to FTA and non-FTA countries.

INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the second quarter on Thursday, August 3, 2023, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 mtpa of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of July 27, 2023, over 2,900 cumulative LNG cargoes totaling approximately 200 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and six months ended June 30, 2023, we exported 536 TBtu and 1,139 TBtu, respectively, of LNG from our liquefaction projects. 26 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of June 30, 2023, none of which was related to commissioning activities.
The following table summarizes the volumes of operational LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2023:

	Three Months Ended June 30, 2023	Six Months Ended June 30, 2023
(in TBtu)	Operational	Operational
Volumes loaded during the current period	534	1,136
Volumes loaded during the prior period but recognized during the current period	39	56
Less: volumes loaded during the current period and in transit at the end of the period	(26)	(26)
Total volumes recognized in the current period	547	1,166
In addition, during the three and six months ended June 30, 2023, we recognized 14 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
LNG revenues	$3,919	$7,873	$11,010	$15,213
Regasification revenues	33	68	67	136
Other revenues	150	66	335	142
Total revenues	4,102	8,007	11,412	15,491

Operating costs and expenses (recoveries)
Cost (recovery) of sales (excluding items shown separately below) (2)	912	5,752	(627)	13,088
Operating and maintenance expense	487	419	931	808
Selling, general and administrative expense	87	77	194	173
Depreciation and amortization expense	297	276	594	547
Other	11	6	21	11
Total operating costs and expenses	1,794	6,530	1,113	14,627

Income from operations	2,308	1,477	10,299	864

Other income (expense)
Interest expense, net of capitalized interest	(291)	(357)	(588)	(706)
Gain (loss) on modification or extinguishment of debt	(2)	(28)	18	(46)
Interest rate derivative gain (loss), net	—	(1)	—	2
Interest income	55	7	89	8
Other income (expense), net	—	(4)	3	—
Total other expense	(238)	(383)	(478)	(742)

Income before income taxes and non-controlling interest	2,070	1,094	9,821	122
Less: income tax provision (benefit)	363	181	1,679	(10)
Net income	1,707	913	8,142	132
Less: net income attributable to non-controlling interest	338	172	1,339	256
Net income (loss) attributable to common stockholders	$1,369	$741	$6,803	$(124)

Net income (loss) per share attributable to common stockholders—basic (3)	$5.65	$2.92	$27.99	$(0.49)
Net income (loss) per share attributable to common stockholders—diluted (3)	$5.61	$2.90	$27.79	$(0.49)

Weighted average number of common shares outstanding—basic	242.3	253.6	243.1	253.8
Weighted average number of common shares outstanding—diluted	243.8	255.9	244.8	253.8

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Securities and Exchange Commission.
(2)Cost of Sales includes approximately $0.8 billion and $5.5 billion of gains from changes in the fair value of commodity derivatives prior to contractual delivery or termination during the three and six months ended June 30, 2023, respectively, as compared to $1.0 billion and $4.4 billion of losses in the corresponding 2022 periods, respectively.
(3)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	June 30,	December 31,
	2023	2022
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$4,529	$1,353
Restricted cash and cash equivalents	640	1,134
Trade and other receivables, net of current expected credit losses	709	1,944
Inventory	404	826
Current derivative assets	93	120
Margin deposits	36	134
Other current assets	129	97
Total current assets	6,540	5,608

Property, plant and equipment, net of accumulated depreciation	31,821	31,528
Operating lease assets	2,487	2,625
Derivative assets	282	35
Goodwill	77	77
Deferred tax assets	36	864
Other non-current assets, net	560	529
Total assets	$41,803	$41,266

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$100	$124
Accrued liabilities	1,037	2,679
Current debt, net of discount and debt issuance costs	1,796	813
Deferred revenue	130	234
Current operating lease liabilities	598	616
Current derivative liabilities	1,215	2,301
Other current liabilities	37	28
Total current liabilities	4,913	6,795

Long-term debt, net of premium, discount and debt issuance costs	23,380	24,055
Operating lease liabilities	1,863	1,971
Finance lease liabilities	483	494
Derivative liabilities	3,740	7,947
Deferred tax liabilities	731	—
Other non-current liabilities	201	175

Stockholders’ equity (deficit)
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 277.7 million shares and 276.7 million shares issued at June 30, 2023 and December 31, 2022, respectively	1	1
Treasury stock: 36.8 million shares and 31.2 million shares at June 30, 2023 and December 31, 2022, respectively, at cost	(3,162)	(2,342)
Additional paid-in-capital	4,363	4,314
Accumulated income (deficit)	1,666	(4,942)
Total Cheniere stockholders’ equity (deficit)	2,868	(2,969)
Non-controlling interest	3,624	2,798
Total stockholders’ equity (deficit)	6,492	(171)
Total liabilities and stockholders’ equity (deficit)	$41,803	$41,266

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of June 30, 2023, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.3 billion and $20.5 billion, respectively, including $1.8 billion of cash and cash equivalents and $0.2 billion of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2023 and 2022 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss) attributable to common stockholders	$1,369	$741	$6,803	$(124)
Net income attributable to non-controlling interest	338	172	1,339	256
Income tax provision (benefit)	363	181	1,679	(10)
Interest expense, net of capitalized interest	291	357	588	706
Loss (gain) on modification or extinguishment of debt	2	28	(18)	46
Interest rate derivative loss (gain), net	—	1	—	(2)
Interest income	(55)	(7)	(89)	(8)
Other expense (income), net	—	4	(3)	—
Income from operations	$2,308	$1,477	$10,299	$864
Adjustments to reconcile loss from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	297	276	594	547
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	(782)	740	(5,513)	4,198
Total non-cash compensation expense	33	33	75	70
Other	2	3	2	3
Consolidated Adjusted EBITDA	$1,858	$2,529	$5,457	$5,682

(1) Change in fair value of commodity and FX derivatives prior to contractual delivery or termination
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, and non-cash compensation expense. The change in fair value of commodity and FX derivatives is considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three and six months ended June 30, 2023 and forecast amounts for full year 2023 (in billions):

	Three Months Ended June 30,	Six Months Ended June 30,	Full Year
	2023	2023	2023
Net income attributable to common stockholders	$1.37	$6.80	$7.7	-	$8.1
Net income attributable to non-controlling interest	$0.34	$1.34	1.8	-	1.9
Income tax provision	$0.36	$1.68	1.9	-	2.1
Interest expense, net of capitalized interest	$0.29	$0.59	1.2	-	1.2
Depreciation and amortization expense	$0.30	$0.59	1.2	-	1.2
Other expense (income), financing costs, and certain non-cash operating expenses	$(0.80)	$(5.55)	(5.5)	-	(5.7)
Consolidated Adjusted EBITDA	$1.86	$5.46	$8.3	-	$8.8
Interest expense (net of capitalized interest and amortization) and realized interest rate derivatives	$(0.28)	$(0.56)	(1.2)	-	(1.2)
Maintenance capital expenditures	$(0.06)	$(0.10)	(0.2)	-	(0.2)
Income tax	$(0.01)	$(0.10)	(0.1)	-	(0.1)
Other income (expense)	$0.05	$0.08	(0.1)	-	0.0
Consolidated Distributable Cash Flow	$1.56	$4.78	$6.7	-	$7.3
Cheniere Partners’ distributable cash flow attributable to non-controlling interest	$(0.21)	$(0.48)	(0.9)	-	(1.0)
Cheniere Distributable Cash Flow	$1.35	$4.29	$5.8	-	$6.3
Note: Totals may not sum due to rounding.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interest. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, interest rate derivatives, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, changes in fair value of interest rate derivatives, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interest is calculated in the same method as Distributions to non-controlling interest as presented on our Consolidated Statements of Stockholders’ Equity in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764